Exhibit 8.1

Neue Mainzer Straße 52 60311 Frankfurt am Main Germany

A LIMITED LIABILITY PARTNERSHIP	LONDON • PARIS

TELEPHONE: +49 (0)69 4272-5200	LOS ANGELES • NEW YORK • PALO ALTO • WASHINGTON, D.C.
FACSIMILE: +49 (0)69 4272-5210	BEIJING • HONG KONG • TOKYO
WWW.SULLCROM.COM	MELBOURNE • SYDNEY
PARTNERS IN THE FRANKFURT OFFICE
KRYSTIAN CZERNIECKI
WOLFGANG FEURING
DAVID MORRISON
DAVID B. ROCKWELL
KONSTANTIN TECHNAU

December 22, 2005
KfW Bankengruppe
Palmengartenstraße 5-9
60325 Frankfurt am Main
KfW International Finance Inc.
1105 North Market Street
Suite 1300
Wilmington, Delaware 19899
USA
Dear Ladies and Gentlemen:
     We have acted as your United States federal income tax counsel in connection with the filing of Post-Effective Amendment No. 1 to the Registration Statement Nos. 333-121363 and 121363-01 (the “Amended Registration Statement”) under the Securities Act of 1933 (the “Act”). We hereby confirm to you that our opinion with respect to United States taxation is as set forth under the caption “United States Taxation” in the prospectus included in the Amended Registration Statement (the “Prospectus”), subject to the limitations set forth therein.
     We hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement and to the reference to us under the heading “United States Taxation” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP